UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Mack-Cali Comments on ISS and Glass Lewis Reports

Urges Shareholders to Protect the Value of Their Investment by Voting "FOR" ALL of Mack-Cali's Independent, Highly Qualified and Experienced Nominees on the WHITE Proxy Card

JERSEY CITY, N.J. – Mack-Cali Realty Corporation (NYSE: CLI) ("Mack-Cali" or the "Company") today issued the following statement in response to the reports issued by Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) in connection with the Company’s Annual Meeting of Stockholders scheduled for June 10, 2020 (the “Annual Meeting”).

Commenting on the reports, Mack-Cali issued the following statement:

The Mack-Cali Board continues to urge shareholders to vote on the WHITE proxy card “FOR” ALL ELEVEN of the Company’s highly qualified and experienced director nominees in connection with the Company’s Annual Meeting. In addition to the Company's CEO, Michael J. DeMarco, and five incumbent independent directors – Alan S. Bernikow, Lisa Myers, Laura Pomerantz, Rebecca Robertson and Dr. Irvin D. Reid – the Company’s slate of nominees includes five new highly qualified, independent nominees: Z. Jamie Behar, Michael Berman, Howard Roth, Gail Steinel and Lee Wielansky.

Mack-Cali strongly disagrees with ISS’ and Glass Lewis’s recommendations that shareholders vote on Bow Street Special Opportunities Fund XV, LP and certain of its affiliates’ (“Bow Street”) gold proxy card. Doing so would effectively give control of the Board to a 4.5% shareholder and would also likely result in the removal of the CEO during an unprecedented time for the world and real-estate industry. Recognizing that this outcome would be detrimental to the Company and its shareholders, Glass Lewis has recommended that shareholders withhold support for several of Bow Street’s nominees. Specifically, Glass Lewis noted Bow Street’s many potential conflicts of interest and recommended that shareholders oppose efforts by Bow Street to gain control of the Mack-Cali Board of Directors. The Glass Lewis report says: “…we do not support majority board turnover at this time, particularly given Bow Street’s previously established interest in participating in an acquisition of [Mack-Cali]...”1

While Mack-Cali believes ISS erred in recommending for the dissident slate, ISS did note that Mack-Cali has taken substantial steps to transform its portfolio, and acknowledged the incremental steps the Company has taken to enhance its corporate governance. ISS also recognized the risk involved with a CEO transition at this critical time in the Company’s transformation strategy.

Overall, however, we are disappointed that ISS and Glass Lewis largely failed to recognize the significant Board and governance enhancements Mack-Cali has made over the last year and the Company’s progress on its portfolio transformation to position Mack-Cali to maximize shareholder value. Instead, ISS and Glass Lewis seem to have been deceived by Bow Street’s misinformation and misleading commentary regarding our Board, governance structure and the merits of our strategy.

Their analysis also appears to miss that with important and influential committee roles, the Bow Street directors elected in 2019 were well positioned to share their perspectives. Their unanimous votes in alignment with the Board on every matter over the course of the year is compelling proof that the Board has been making the right choices on behalf of shareholders, and undermines Bow Street’s deceptive claims about how the Board functions.

1 Permission to use quotations neither sought nor obtained.

Today’s Mack-Cali Board is not the Mack-Cali Board of years past. The Board comprises highly-qualified independent directors with the skills and experience to oversee the successful execution of Mack-Cali’s transformation strategy and a strategic alternatives process to identify the path to maximize value. The Board is committed to engaging with shareholders and taking decisive action to respond to feedback, as evidenced by the significant governance enhancements the Board made following Mack-Cali’s 2019 Annual Meeting. Following shareholders’ feedback, the Board amended the Company’s charter to opt out of certain Maryland Unsolicited Takeover Act (“MUTA”) provisions, eliminating the Board’s ability to re-classify without shareholders’ approval. The Board also secured agreement from the Mack family to rescind its contractual right to nominate three directors to the Board. Additionally, we committed to appoint an independent Board Chair after the Board’s current Chairman, William L. Mack, retires at the upcoming Annual Meeting.

Moreover, we have continued to refresh the composition of the Mack-Cali Board of Directors, nominating five new, highly qualified independent candidates for election at this year’s Annual Meeting. If the Mack-Cali Board’s eleven nominees are elected at the Annual Meeting:

-	All directors (with the exception of the CEO), including the new Chairman of the Board, will be independent;

-	Nine of the eleven directors will have served on the Board for four years or less and seven directors will have been elected in the last two years; and

-	In keeping with our commitment to adding diverse perspectives to the boardroom, six of our eleven directors will be diverse by gender or ethnicity.

Our five new highly qualified nominees are: Z. Jamie Behar, Michael Berman, Howard Roth, Gail Steinel and Lee Wielansky. All of these nominees were selected as a result of a rigorous and comprehensive search process, and all of them are fully independent of the Company’s management, any incumbent Board members and the Mack family.

o	Ms. Behar cultivated her real estate portfolio management expertise as Managing Director, Real Estate & Alternative Investments at General Motors Investment Management Corporation. She is a seasoned executive with over 35 years of experience in investment management and financial analysis, deep expertise of the real estate industry, and extensive director experience at public REITs including ARMOUR and Sunstone Hotel Investors.

o	Mr. Berman is the former CFO of two leading REITs, Equity Lifestyle Properties, Inc. and General Growth Properties, Inc., where he built deep real estate transactional expertise, and was instrumental in evaluating strategic alternatives processes. He has over 30 years of combined experience in the real estate and financial industries and has served on the audit committees of numerous public companies, including a national real estate investment trust.

o	Mr. Roth is the former global sector leader of Ernst & Young's real estate, hospitality and construction practice. He is a highly regarded corporate leader with over 30 years of experience providing results-oriented services and consultation to boards and C-suite executives in the real estate sector.

o	Ms. Steinel is the current chair of the audit committee of Federal Realty Investment Trust and has extensive experience as an independent director on the boards of public REITs. She has more than 20 years of management consulting, leadership and accounting experience, and she is an experienced global executive who knows how to build, lead and grow organizations.

o	Mr. Wielansky has more than 40 years of commercial real estate investment, management and development experience. He previously served as CEO of both private and public development companies, and in his role as a director he helped guide the sale of Isle of Capri Casinos.

We are confident that the Mack-Cali nominees are the right individuals to oversee the successful execution of our portfolio transformation strategy. Over the past five years, Mr. DeMarco and the management team have implemented a strategy to successfully overhaul the Company’s legacy portfolio of flex and suburban office assets in low growth markets through the disposition of more than $2.5 billion of non-core assets. Recognizing powerful secular urbanization trends, and the benefits of proximity and affordability presented by the New Jersey waterfront, Mack-Cali has pivoted its portfolio from depreciating suburban office assets to appreciating waterfront office assets and residential development property to create a forward-looking “live, work, play” community.

Through this portfolio transformation strategy, Mack-Cali has been transformed into an owner of higher-quality office buildings and higher-value multi-family properties focused around the New Jersey Waterfront. With this massive effort near completion, the Company has a simplified portfolio that offers growth opportunities, a more sustainable and higher quality cash flow and lower recurring capital requirements.

As we pursue the final step in our portfolio transformation, the Mack-Cali Board looks forward to continuing to engage with shareholders and taking action based on their feedback. We are confident in the path ahead for Mack-Cali and that the steps we are taking will position Mack-Cali to run a strategic alternatives process with the goal of maximizing shareholder value in the near-term.

We believe voting on Bow Street’s gold proxy card would derail the progress we have made on the transformation strategy and prevent Mack-Cali from realizing its full potential for the benefits of all shareholders. We continue to believe that Bow Street has never been transparent about its objectives and that Bow Street’s communications to date have demonstrated that it has no substantive plan for the Company beyond the removal of Mr. DeMarco as CEO, which we believe would be detrimental. Moreover, we believe that the conduct and conflicts of interest of the Bow Street nominees raises critical questions as to whether they can effectively serve as independent stewards of shareholders’ capital. By nominating the Bow Street’s nominees to the Mack-Cali Board, shareholders will be giving Bow Street the green light to advance its own, self-interested agenda at the expense of all other Mack-Cali shareholders.

We strongly recommend Mack-Cali shareholders vote on the WHITE proxy “FOR” ALL ELEVEN of Mack-Cali’s independent, highly qualified and experienced director nominees to help us continue our work to deliver shareholders the true value of their investment.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

MACKENZIE PARTNERS, INC.

1407 Broadway
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500

or Toll-Free (800) 322-2885 REMEMBER: We urge you NOT to vote using any Gold proxy card sent to you by Bow Street, as doing so will revoke your vote on the WHITE proxy card.

About Mack-Cali Realty Corporation

One of the country's leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward Looking Statements

Statements made in this communication may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "potential," "projected," "should," "expect," "anticipate," "estimate," "target," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This communication may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. The Company has filed with the Securities and Exchange Commission (the "SEC") and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC's website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali and certain of its directors and executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. Information regarding the names of these directors and executive officers and their respective interests in the Company as of the date of this communication is set forth in the definitive proxy statement filed by the Company for the Annual Meeting. The definitive proxy statement and any other documents filed by the Company with the SEC may be obtained by investors and stockholders free of charge on the SEC's website at www.sec.gov. Copies will also be available at no charge on the Company's website at https://www.mack-cali.com.

Contacts: Michael J. DeMarco Mack-Cali Realty Corporation Chief Executive Officer (732) 590-1589 mdemarco@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Chief Administrative Officer (732) 590-1025 dcrockett@mack-cali.com

Proxy Solicitor: Lawrence E. Dennedy MacKenzie Partners, Inc. (212) 929-5500 ldennedy@mackenziepartners.com	Media Contacts: Viveca Tress / Lucas Pers Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449